EXHIBIT 99.03

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

ALLIANCEBERNSTEIN

Moderator: Avi Sharon
February 10, 2011
5:00 p.m. ET

Operator:
Thank you for standing by and welcome to the AllianceBernstein fourth quarter 2010 earnings review.  At this time, all participants are in a listen only mode.  After the formal remarks there will be a question and answer session and I will give you instructions on how to ask a question at that time.  As a reminder, this conference is being recorded and will be replayed for one week.

I would now like to turn the conference over to the host for this call, acting head of investor relations, Mr. Avi Sharon.  Please go ahead.

Avi Sharon:
Thank you, (Ashley).  Good afternoon, everyone, and welcome to our fourth quarter and full year 2010 earnings review.  As a reminder, this conference call is being webcast and is being supported by a slide presentation that can be found in the investor relations section of our Web site at www.alliancebernstein.com/investorrelations.

Here in New York we have our Chairman and Chief Executive Officer, Peter Kraus, our Chief Operating Officer, David Steyn, our departing Chief Financial Officer, John Howard, and our interim CFO, Edward Farrell.

I would like to take this opportunity to note that some of the information we present today is forward looking in nature and is subject to certain SEC rules and regulations regarding disclosure.

Our cautionary language regarding forward looking statements can be found on page two of our presentation as well as in the MD&A of our 2010 10K which we filed earlier this afternoon.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

In light of the SEC’s regulation FD management may only address inquiries of a material nature from the investment community in a public forum.  Therefore, we encourage you to ask all such questions on this call.

And now, I’ll turn the call over to Peter.

Peter Kraus:
Thank you, Avi, and welcome everybody to the call.  I’m going to touch on the firm’s stability and growth in 2010 and the diversity of our businesses.  And then I’d like to take a closer look at some recent performance, specifically in the equities businesses.  David will cover asset flows broadly and will also provide some detail in each of the businesses and some of the research driven innovations we’ve launched in the last quarter.  And then John and Ed will tackle the financials and then of course we’ll turn it over to you for questions.

So taking a look at slide two, which is a perspective on 2010.  We’ve arranged our information in three broad categories, assets and flows, operating results, and capital management.  In the assets and flow category, we saw average AUM change 6% to the upside, gross sales grew substantially by 29% from $47 billion to $60 billion and net outflows lessened from $69.7 billion to $56.2 billion.

That includes what was a very disappointing December as many of you saw.  Despite our strong performance in returns in the third and fourth quarter and continuing in January, we had a very difficult December in terms of outflows.

In operating results, however, our base fees were up 7%, adjusted margins expanded in the business from 18% to 21.3%, up 16%.  Adjusted operating income was quite robust up almost $101 million to $554 million, and adjusted EPU from $1.38 to $1.60, a 16% increase, attractive as well.

On the capital management side, a very strong balance sheet.  We continued to be rock solid in that category, ratings also strong and unchanged.  We did increase share repurchases quite handsomely in 2010, generally to offset the dilution of units to our employee base as a form of compensation and our dividend yield was increased substantially from 5.1% yield to 6.5% and that yield is calculated on our year-end EPU.  Now, if you were to use the adjusted EPU it would obviously be substantially higher than that.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

Let me move over to the industry trends just to set the stage for the environment in which we operated in 2010.  So what you see in front of you on slide three is the retail industry mutual fund net flows, which we think is emblematic of what was going on in the industry over the last three years.

Outflows in equities in ’08, ’09 and ’10 continued to be the headline for the equity world and significant inflows, the corollary in ’09 and ’10 the fixed income world.  We’ve been a net funder in equities and in a market in which equities were actually declining, that has been to our detriment.

However, we had a very strong fixed income service, or set of services and we’ve grown quite strongly in that space, not only by growing in share but also in capturing net flows.

If the flows shift, and of course we don’t know whether they will or not, but if flows ultimately shift and risk safe assets become riskier assets and people become risk seeking as opposed to risk reducing, then equities are likely to grow.  And if equities are likely to grow and our performance continues as it has been in the third quarter and the fourth quarter and in January do expect that we will grow in the equity side of the business and that that will be attractive.

Let us look at the fixed income franchise for a minute because that has been the bulwark of the growth in 2010.

If you turn to page four, you see a snapshot of our major services in fixed income.  U.S. fixed income is $117 billion, non U.S. $89 billion for a total of $200 billion plus in that space.

What you’ll see next is ’08, ’09 and ’10 performance for three main categories of our services.  In each of the categories you’ll see a challenging 2008 but followed by a very strong 2009.  We’re quite proud of the way in which we navigated the 2008, 2009 time period.  We had enough dry powder to be able to add to risk in 2009.  That paid off handsomely for our investors.  And we’ve continued to manage our risk positions and our performance very well in 2010 with quartile performance in the first quartile in both global plus and emerging market debt and second quartile performance in core plus.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

So, this performance has really driven the growth in the fixed income business and the growth in our business in attractive spaces.

So, now let’s move to page five and take a look at the year over year change in AUM mix.  Although equity balances went from 54% to 46%, fee realizations actually edged up a bit from 42.4 basis points to 42.8 basis points.  So again, a very strong fixed income business, which is largely retail and largely in the non U.S. space, and on the reduction of equity – and equity balances which in many cases came from larger institutional clients which had lower fees.  And that diversification which we now have in  2010 in a rather balanced way, 46% equity and 43% fixed income will benefit us going forward.

Staying on the diversification theme, let’s move to page six.  So here we actually have an illustration of both by strategy and by channel, what our business looks like at the end of 2010.  So although we did suffer some reduction in our equity services, the fee base by strategy still has 64% of our fees coming from equities and the balance coming from fixed income and other, 33% in fixed income.

By channel, a rather balanced business between institutional, private client and retail.

Now there’s an interesting story here.  In the private client and retail space you’ll see growth in AUM, 4% for private clients, 5% for retail.  And on the revenue side, a 12% increase in revenues in private client and a very robust 22% increase in revenues in retail.

However, our disappointment as we stated earlier in the institutional flows showed AUM down 6% and revenues down 6%.

So let’s take a look at why some of that may have happened and why we have some confidence that that’s unlikely to continue in the future.

Page seven tries to lay out for one of our products, global value, what our performance looked like from the second quarter 2009 through the fourth quarter of 2010 and the cumulative performance over that time period.  The story is similar for many of our other products, for example international value, international growth, SMID value and SMID growth.  And you can look at those numbers in the appendix if you’d like.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

But returning to this particular example of global value.  What you’ll see on the left side is since the market bottomed on March 9, ’09 to the end of the year 2010, our performance against our peers was 23% better.  So number one, clearly a portfolio and a set of managers who are willing to take risk in that time period.  And clearly a set of securities that were selected that actually produced outperformance relative to the peers over that time period.

Indeed, when you actually look at the rankings on a quarter by quarter basis, you see in second quarter and third quarter of ’09, pictured outperformance and ranking number one out of the 13 available peers that we could find in the Lipper universe.  Medium middle numbers in the fourth quarter of ’09 and the first quarter of 2010.  And then we came to the second quarter of 2010 which was the European crisis, the Greece crisis in which we underperformed in that quarter by 300 basis points and we’re 13 out of 13.

We got back that performance handily in the third quarter and the fourth quarter, but that second quarter performance set the stage for institutions making decisions with regards to their allocations to AllianceBernstein because they didn’t see the third quarter results, until late in the fourth quarter obviously not until now.  And many of those decisions were made either late in the third quarter or early in the fourth and culminated in significant terminations in the fourth quarter of 2010.

So if we look at what our performance looks like across the industry and across time periods, turn to page eight.

What you’ll see is an analysis that is much more standardized relative to our competitors.  We do include in the appendix our traditional analysis of performance, so feel free to page through that.  But what this shows is long term fund assets and their comparison against the Lipper categories and the averages that come with those categories for our performance driven from 1 year, 3 year, 5 year, 10 year in the third quarter, and 1 year, 3 year, 5 year, 10 year driven from the fourth quarter.

What you’ll see in the fourth quarter is a significant improvement which cascades down to not just the 1 year, but also 3, 5 and 10 year and as of the quarter ended 2010, 76% of the long term fund assets were beating their Lipper categories.

So with that, I’m going to send it over to David who’s going to talk about flows and other elements of the business.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

David Steyn:
Thank you, Peter.  Peter’s observed the correlation between performance and flows.  That has always been true for our industry.  But also true for our industry is the fact that there’s a time lag between them.  So the fourth quarter was a very tough quarter for us to end the year with significant outflows from our institutional and retail channel.  I am now reflecting, as Peter said, the much improved equity performance of the third quarter and the fourth quarter, but the volatile and challenging performance of the second quarter.

I mentioned the negative flows from both the institutional and retail channels.  The retail channel did see a higher number than normal of expected of terminations, and one fourth of the total was from one single low fee account.

However, it’s also worth noting that as we look out into this year, 2011, and with the preliminary data shown on page nine, we’ve got a marked improved position for January, with aggregate net flows across the three channels of outflows of $1.4 billion.  So we continue the improved performance which characterized the second half of last year and improved performance continued into January and the early part of February this year.  I would hope that the pattern of flows evidenced in January 2011 will be more indicative of the flow picture of our business than the fourth quarter of 2010.

Let me now comment on flows channel by channel and I’m going to do this on a sort of annual basis.  As Peter commented, the institutional outflows have persisted but they are off from their peak of 2009.

2010 actually saw a meaningful improvement in gross sales, up about 18% from $16.2 billion in 2009 to $19.2 billion in 2010.

We commentated on previous earnings calls that institutional sales activity has been concentrated in fixed income, that has continued to be the case.

On previous earnings calls I focused quite a bit on what we’ve been doing in fixed income and the areas of success we’ve had.  But our success on sales is not limited to fixed income and meaningful traction and progress has been made over the past year in our penetration of the DC market, particularly here in the United States of America.  So what I’d like to do today is actually talk about some of the initiatives happening in DC.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

I would have wanted to do this at our earnings call in November, but the initiative I’m about to talk about only went public a couple of days after the earnings call.

A few years ago the firm made a strategic decision to push into the DC business and the key component of that and a key service which has helped build up the traction we’ve had in the defined contribution market was a service called customized retirement strategies, essentially an open architecture target date fund platform for DC plans of varying sizes.  And that has been a meaningfully successful or important service for us in defined contribution.

But in November we announced its latest evolution to secure retirement strategies which adds to that open architecture investment target date platform a key – and actually something we think critical – component.  That of guaranteed lifetime retirement income.

Uniquely though for the DC business in the United States of America we believe we are the only investment management firm who’s partnering with a number of insurance companies to provide that guarantee.  And in the same way that CRS, customized retirement strategies, removed single manager risk of investment platforms to DC, so we believe that SRS, secure retirement strategies, will remove from the plan sponsor the single insurance partner risk.

Pensions and Investment Magazine, when they profiled our launched service described it as, and I quote, the “Holy Grail”. And with many, many discussions we’ve had with prospects and clients in the months since we went live, that is a reaction we are finding on a regular basis.

This is not the only part of our DC strategy.  We have investment only capabilities, customized retirement strategies, and secure retirement strategies.  Added together, this has been a meaningful change in our DC business at the year ended 2010, including not yet funded mandates the business sized at $30 billion today.  Now that’s a 60% increase in DC assets at the firm since 2008.

The story in retail is a different story.  Retail in 2010 was all about sales growth.  Net outflows slowed from $9 billion the year before to about $7 billion for 2010.  Gross outflows did increase over the year to $41 billion, more than offset by the increase in sales.  Sales climbed year on year from $23 billion to $33 billion, a 45% increase.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

Now the 45% increase in sales was led, as in the institutional business, by fixed income.  It’s also noteworthy it was led outside the United States of America more than in the United States of America and if I get even more granular, it was led more in Asia, although Europe began to catch up as the year progressed.

Driving retail success in fixed income in Asia was a flagship product of the firm, global high yield.  It’s had another stellar performance year with 16% returns in 2010, following a 61% return in 2009.

And that performance helped drive the over 50% sales increase in the product, much of it in Asia.

But it is not a story of one product with one track record.  We’ve had similar performance stories for American high income, for emerging debt and for our municipal bond funds, all of which showed meaningful increases in sales activity during the year.

On the equity side of the business, obviously the flow picture is much more muted.  Value equity fund sales increasing 11%, growth equity funds increasing 8%.

And if I can return to the international theme of the retail success, another indicator or metric of that change was the news late in 2010 that our Luxembourg platform, our new sets of mutual funds broke through the $40 billion dollar barrier in 2010, having just been $20 billion at the tail end of 2008.

Let me turn to private clients.  The annual trend is similar, improvement in gross sales, fewer outflows and a sweeping improvement in net flows from minus seven billion to just under two billion.  But the assets in this channel are actually in character quite different.  They seem to be stickier and as a result, the flow trends are comparatively muted and if we look not at AUM but if we look at relationships, the attrition over the past few years is minimal.

As the economy brightens, as the markets have improved, as risks receded, as the credit crisis issues have diminished, so we see the opportunity in the private client channel as one of the most exciting the firm has today.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

One reason for that is that our private client business has always differentiated itself by the focus we place on personal wealth planning and its partner so to speak, asset allocation.  And in this environment, I don’t think that differentiating feature has ever been more important or more valued by our clients.

Now, about a year ago, just under a year ago, we launched the latest weapon in the armory for wealth planning and asset allocation, dynamic asset allocation, or DAA.  And I think it’s worth just spending a couple of minutes talking about DAA because it’s indicative of the changes which are taking place within our private client business.  DAA is a portfolio overlay service.  It’s designed quite simply to lessen, dampen short term volatility.  As a nice side effect, we hope to improve performance, but the primary motivation of DAA is as a risk tool.

2010 turned out to be a very opportune time for the launch of this service, opportune in two ways. In the post 2008 world, there was a hunger on behalf of our clients to have the volatility of their portfolios dampened to ease the ride, if you want to put it that way.

But it was also opportune in another sense, as a testing ground for DAA in part the Greek crisis, sovereign debt fears, fears for the future of the euro, fears of a double dip recession, fears of deflation, fears then of inflation.  As it turned out, DAA served our clients extremely well during this period.

On the return side of the equation, the service enhanced returns by some 130 basis points.  But actually more importantly, on the volatility side, it dampened volatility by some 10 basis points.  And that has a profound consequence.  The response of clients to a calmer, softer ride in risk assets was a willingness to have more money exposed to risk assets and we believe and are led to believe by consultants in this business that our equity exposure of our private client business was meaningfully higher than that of many of our competitors who had seen a flight to cash and away from risk.

As of today, some – well over actually 50% of eligible private client assets are covered by DAA overlay.  That that accounts for some $20 billion.

Now I should say, although I focused on DAA as a private client service, we never envisioned it as being limited to one channel.  And we see particular interest for DAA in the sub advisory channel and in particular within the sub advisory channel within the variable annuity part of that business.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

Now the variable annuity business, as has been widely reported by ourselves, by our competitors and by the participants, variable annuity has seen a de-risking post 2008, very often manifesting itself in moving from active to passive management.  That removes some parts of the risk equation, but it doesn’t remove the beta risk.  Dynamic asset allocation does remove the tail risks that make hedging of variable annuity projects to difficult and so expensive and it is in the sub advisory channel that we are now entering into some of the most interesting discussions for this service and indeed we have signed up our first clients.

So if 2010 on the product development side was perhaps most importantly characterized by the successful launch of dynamic asset allocation as we look out into 2011, I think the next most important initiative for us is what we’re doing in alternative investments.

As page – slide 15 illustrates, the firm actually has a long history in alternative investments, but proprietary alternative investments, which have been based around our underlying research platforms of growth equities, value equities and fixed income.  The post 2008 world has allowed us to fill in what we think are probably the two most significant gaps in those capabilities.  What we’ve talked about on calls in the past, real estate, was culminated in the launch of our real estate fund last year and then the acquisition of a team from SunAmerica for fund to funds, and we touched on that in the last call.  This is a team with a 15 year track record managing some $8 billion of fund of fund assets, just north of half of that in private equity fund of funds, just south of half of that in hedge fund to funds.  With the addition of real estate capabilities and fund of fund capabilities, we have significantly broadened the suite of services the alternative space which we can bring to bear to all of our clients

Though the acquisition of the SunAmerica team only happened two or three months ago, three months ago to be precise, we actually went live with our private client channel with the first iterations of the fund of fund capabilities a few weeks ago.  And although it’s dangerous and hard to sort of compare its growth with the private client business of dynamic asset allocation, as I look out at our alternative offerings, I have every reason to believe it’s going to be as transformative and as broadly accepted as our dynamic asset allocation service was over the past year.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

So let me lastly turn and comment on our sell side business, Bernstein Research Services.  We saw solid performance in the fourth quarter, revenues up 11% over the prior quarter.  For the full year, revenues were actually down just 1%,  that decrease being driven by lower equity transaction volumes in the United States, partly offset by higher transaction volumes in Europe.

On the research level, we continue to see our analysts receive acknowledgement for preeminence in industry and company security research and this has most recently been marked with the highest ever rankings we’ve had in an all European survey, with six of our analysts being voted number one in seven different sectors.

Europe is, as we discussed in past calls, not the end of the globalization story, Asia being the third leg, which we are now investing in, and we continue to expand in trading, in sales and in research.

And with that, I’ll hand over to John and to Ed.

John Howard:
Thanks, David.  So before I recap the fourth quarter and full year return, I’d like to quickly go over the reclassification of our assets under management.  As disclosed today, we’ve decided to remove a large affiliated non actively managed account from our assets under management metrics that we disclosed in our public filings.  As of December 31, this account was approximately $8 billion in assets and was previously classified as other AUM within the institutions channel.  We perform limited services for this affiliated account and it generates insignificant revenues.  But while the revenue impact is small, the account has had a large impact on our monthly flows in the second half of the year.  In fact, we highlighted this account in several of our monthly AUM releases in the second half of last year due to the size of their monthly flows.

We continue to provide the same level of services and earn revenues on this account, but we decided it was better to remove it from our monthly disclosures going forward to eliminate distortions.

All of the AUM tables in our press release and form 10K present our historical assets under management excluding this account.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

Now, let’s take a look at the financial results reported earlier today.  I’ll go through our earnings at a high level, and then Ed will then give some color around the major variances from prior periods.

Adjusted earnings per unit are up from both Q3 and 2009.  Adjusted EPU was 40 cents in Q4, up from 36 cents in Q3.  For the year, our adjusted EPU was $1.60, up 16% from $1.38 in 2009.

Q4 adjusted revenues were up 4% from Q3 while adjusted expenses were up 2%.

For the year, our adjusted revenues were up 5% in 2010 while our adjusted expenses were up only 1%.

Adjusted operating margins were 21% in Q4, up from 19.3% in Q3.

For the year, our margins were 21.3%, up from 18.4% last year.

We repurchased 3.8 million units in Q4 for $89 million.  For the full year, we bought 8.8 million units for $226 million.  We’ll continue to buy back units over time in anticipation of funding our future deferred comp awards.

Let’s first take a look at our summary income statement for Q4 on a GAAP basis and then we’ll review our results on an adjusted basis in the coming slides.

Our GAAP earnings per unit in Q4 were 42 cents versus 12 cents in Q3.  For the full year, our GAAP EPU was $1.32 in 2010 versus $1.80 last year.  Both our Q3 and 2010 results were impacted by the real estate charges taken: $90 million in Q3 and $102 million for the full year.

Quarterly net revenues were up 3% from Q3.

Operating expenses were down 11% due to the real estate charge.  Excluding the charge, operating expenses were up 2%.

Our effective tax rate in 2010 was 8.3%, up from 7.4%in 2009.

Turning to revenues, adjusted net revenues were higher on both the quarter and year.  They were up 4% from Q3 and up 5% from last year.  These fees, our largest revenue, were up versus both prior periods of 3% in Q3 and up 7% from last year.  Bernstein research revenues in Q4 were up 11% sequentially and down about 1% from 2009.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

We had $22 million of investment gains in Q4, down from $41 million in Q3, primarily driven by lower gains on deferred comp investments.  For the year, we had $2 million of investment losses, compared with $144 million of gains in 2009.  The vast majority of the decline in investment P&L came from the mark to market of deferred comp.

That’s a review of our revenue trends.  Now let’s turn to our expenses.  I’ll go through our expenses at a very high level and then Ed will give more detail on the major variances later on.

Adjusted operating expenses were up 2% from Q3 and up only 1% in 2009.  Compensation in Q4 was up 1% sequentially and up 1% versus last year.

Our headcount is roughly flat from the end of Q3 at around 4300 employees.

Promotion and servicing expenses in Q4 were up 8% and for the year they were up 13%.  These expenses increased due to higher distribution expenses and travel expenses.

G&A expenses in Q4 were essentially unchanged from last quarter.  Occupancy costs in the U.S. were lower in Q4 as a result of the charge we took in Q3, but this was mostly offset by higher outsourcing costs, international occupancy costs, and lower foreign exchange P&L.

For the year, G&A expenses were down 1%.

Now, let’s briefly review our standard disclosures of the major adjustments made between GAAP earnings and our adjusted earnings.  Deferred compensation adjustment reflects the net impact of investment gains and losses and the employee compensation expense related to the mark to market of deferred comp.  Real estate charges are also added back.

This leaves us with adjusted earnings of $139 million in Q4, up 14% from $122 million in Q3.  For the year, our adjusted earnings were $554 million, up 22% from last year.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

I will now hand the call over to Ed for an overview of the significant variances and adjusted operating income both for the quarter and the full year.

Ed Farrell:
Thanks, John.  First, let’s take a look at the fourth quarter versus the third quarter.  As you can see on the left of this chart, operating income was positively impacted by increased revenues.  Total advisory fees were up $20 million due to higher average assets under management.  Average Q4 assets were up 4% from Q3. Note these AUM figures reflect the $8 billion single account adjustment John mentioned earlier.

Bernstein Research Services improved $11 million due to higher customer activity.  These increases were offset by smaller gains on our seed capital investments, higher incentive compensation and higher travel costs.  We earned $5 million on our seed capital investments in Q3 versus flat P&L in the fourth quarter, making up most of the $6 million decline in investment gains and losses.

Comp and benefits increased due to higher revenues, offset by a lower comp rate.

As we previously discussed, we target our compensation as a percentage of the firm’s revenues excluding distribution revenues.

The Q4 rate was 49.2%, down from 49.8% in Q3.  The $7 million increase in promotion and serving expense is primarily driven by higher client-related travel as our sales force increased their engagement with our clients across the world.

Now, if we turn to slide 23, we’ll take a look at the variances in our adjusted operating income from the prior year.

As you can clearly see, earnings rose primarily because of higher base fees from the prior year, again due to increases in average AUM.

For the year, our average AUM was $475 billion, up 6% from 2009.

Seed capital investments had gains to $12 million in 2009 versus $2 million in 2010, accounting for most of the investment gains and losses impact on operating income.  Note that we started to hedge our seed capital investments in the middle of 2010.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

The increase in comp and benefits is primarily due to higher revenues and in 2010 promotional servicing expenses increased from 2009 primarily due to higher travel expenses.

Overall, we saw a $101 million improvement in adjusted operating income from the prior year.

To wrap things up, here’s a quick summary of the quarter. Adjusted net revenues were up 4% from Q3 while adjusted operating expenses rose only 2%.  Adjusted operating income was up 14% from Q3 and adjusted earnings per unit were 40 cents in Q4.

Now we’ll be happy to take any questions you might have.

Operator:	At this time, if you would like to ask a question, please press star then the number one on your telephone keypad.

Management has requested that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions.  We welcome you to return to the questions queue to ask follow up questions.

Your first question comes from the line of Michael Kim with Sandler O’Neill

Michael Kim:
First, I’d just be curious to get your take on flow trends, maybe looking out over the next 12 to 18 months.  It seems like the institutional redemptions remain pretty sizeable.  So, you know assuming the markets remain cooperative, performance continues to improve and investors increasingly re-risk broadly speaking, in that type of environment when might you expect to see a favorable inflection point for flows?

David Steyn:
That’s a tough question to answer because there’s sort of multifaceted levels to the answer, both idiosyncratic to us and then it’s what’s happening within the industry, so where’s the money going.  And there – I’ll start there and then I’ll come back.  I don’t think there’s any one story.  So for example, if I look at the defined benefit business here in the United States and indeed in much of the West.  At a corporate level you continue to see flows out of equities and into fixed income.  And there’s no sign that that is changing at this point.  However, if you look at the defined benefit public sector business here in the United States of America, you continue to see flows into equities and not into fixed income.  And again, I don’t think there’s any evidence that that is going to reverse.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

There was, as has been widely commented and we’ve acknowledged, some evidence in Q4 that at a retail level there was a bit of a shift from fixed income to equity.  I think it’s a little bit hard to call the change – call the turn on the back of one quarter’s numbers.  And again, there’s wide regional divergence in that.  That phenomenon was much more true here in the United States of America than what it was in let us say the markets I was talking about earlier, in Asia.

So, when I look at the fixed income side of the balance sheet, if you want to put it that way, I think looking out as far as you can look into this crystal ball, we would anticipate continued healthy flows in retail, in institutions and in private clients of our business.

On the equity side, it’s really as Peter said, this is the story of correlation between performance and flows, if we continue with the improved performance of our equity platform in both growth and in value that we saw in the latter part of last year, and which has continued into this year.  And by the way, on a cumulative basis since the bottom of the marketplace – I’m sorry, since the bottom of the equity markets in 2009, we have been outperforming on a relative basis and absolute basis.  Then I think the improved pattern of flows which January, and that’s only one month, testified to, will continue to manifest itself.  So this will come back to the performance issue.

Michael Kim:
OK, that’s helpful.  And then, I guess last quarter you mentioned you thought gross sales of about $5 billion per quarter in the institutional channel was a good run rate, but it looked like you were a bit below that for the fourth quarter.  Can you just maybe talk about some of the reasons behind that and then on the redemption side, I know you mentioned roughly, I guess 25% of the redemptions were from one account in the institutional channel, but can you maybe talk about the concentration of redemptions if you look at maybe you know your top five largest accounts.  So that would be helpful.  Thanks.

David Steyn:
Let me work backwards.  If I said that the 25% redemption was from one client in the institutional channel, I made a mistake.  It was form the retail channel and it was a sub advisory relationship. As you know the good side of the sub advisory business and the bad side of the sub advisory are from the flip sides of the same coin and they tend to be lumpy and in that sense pretty hard to predict.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

As to the institutional sales run rate, it’s hard to get too specific about a quarter.  There is our seasonal element to institutional sales and in that sense I suspect that in Q4 we were hurt by that seasonal element to the extent to which pension plans, you know, tidy up their asset allocations when they come to the end of a financial year, et cetera.

As I look out at our pipeline and activity in the institutional channel so far this year, nothing I’m seeing would challenge the number you’ve quoted back at me.

Michael Kim:	OK, that’s helpful. Thanks.

Operator:	Your next question comes from the line of Robert Lee with KBW.

Robert Lee:
Could you maybe give us a little bit of further color on the pipeline you have?  I think a number I heard from you was about $6 billion, is that predominantly assets in the DC business?  Any color on that would be helpful.

David Steyn:
Right now a significant portion of that $6 billion is DC assets.  I have to acknowledge one thing about the DC business, it has a much slower sales cycle than the DB business and then, furthermore, even when you have won the business, a much slower implementation process.  It’s a very, very complex business to actually get up and running.

So it’s a little bit hard to forecast with the DC flows exactly when they’re going to – when the dollars are supposed to be going to hit the account.  But the pipeline itself continues to look healthy and the broader pipeline in terms of the discussions we are having with DC clients is very, very encouraging.

Robert Lee:
Could you as a follow up, maybe give us some color?  I think you may have done this in the past, but you know, I think my presumption is maybe incorrect that a lot of your DC businesses where you’re being hired is kind of the overlay or glide path manager, and, can you give us some sense of, number one, to what extent are you capturing some of the underlying management of different strategies kind of beneath, in addition to the glide path, and maybe kind of refresh our memory on what the difference is in the fee structures, what you get paid generally speaking for being a glide path manager and you know as compared to actually managing a sleeve beneath that?

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

David Steyn:
Sure.  I mean you get paid, as you’d expect, you get paid a lot less for being a glide path manger than you get paid for managing the underlying sleeve.  However, this has potential to be a very profitable business, even if you were limiting yourself to that first component.  We most certainly are not limiting ourselves to that first component and we see owning the relationship at the glide path or platform level as one a key entree into the sleeve level, and two, to be blunt, one of the attractions of this entire business is the stickiness of the assets.

So that’s one of the barriers to entry into the D.C. business and one of the great advantages of being in the D.C. business.

I would also add one other thing. In an earlier answer to your question I commented on the slow sales cycle of DC and commented on the slow implementation process of DC. One positive characteristic of the DC business is the constant flow of new money in from an existing relationship.  The adjustment keeps coming in.

So as we look at this business going forward, we clearly expect to win new business because we think we have an extremely competitive product offering which right now may be a category killer without any competition.  Of course people that are going to try and copy SRS, but we are the first one with the advantage with SRS.

And then secondly, because of the constant flows which come into DC as a result of individual investments, we would expect the margins of this business to expand over time.

Robert Lee:	Thank you.

David Steyn:
Incidentally, all of my remarks so far on DC I’ve limited to the United States of America, but the U.S. is not the only country in the world with a thriving and growing D.C. business. The DC marketplace in, for example, the United Kingdom is another part of the world where we are focusing a great deal of time and effort.

Operator:	Your next question comes from the line of Bill Katz with CitiGroup.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

Bill Katz:
OK, thank you. Actually before I ask my two questions, I just have a clarification, I apologize, I couldn’t hear Ed very well and maybe it’s just on my end, when you mentioned the comp ratio before, was that net of distribution?  I apologize.

Ed Farrell:	Yes, it is.

Bill Katz:
OK, terrific.  My first question comes back to the performance discussion and I thank you for the extra disclosure, it’s very helpful.  If I sort of try and quickly flip between your new sort of presentation versus some of the appendices toward the back, what strikes me is the differential in terms of the rolling one, three and five year track records versus some of the more recent performance.  So I guess the question comes down to how much does volatility play in terms of the ability to overcome some of the short term performance trends?

Peter Kraus:
I’m not sure what you mean by volatility, Bill, but if you’re referring to the fact that the third quarter of ’08 was a particularly poor period of performance and that that of course is one quarter, and that of course rolls off when we get into the third quarter of 2011, that outlay is going to have a big impact on our performance numbers.

We’ve tried to highlight this in the past, and again, talked about it today, that our performance is episodic and indeed our outperformance is more consistent, but it’s also episodic in the underperformance.  The underperformance tends to come in very concentrated, very specific time periods.  So again, the third quarter of ’08 was very tough for us, as was the second quarter of 2010.

What we’re trying to say to you and for people to consider is that since the bottom of the market, most of our main core products have outperformed their peers very strongly.  Number one.

Number two is institutional clients. They were particularly sensitive to the ’08 experience and the unfortunate underperformance of 2010 in the second quarter.  They made decisions without having seen the third quarter outperformance, the fourth quarter outperformance and January’s continued outperformance in 2011.  So while we can’t be certain that this marks the turning of institutional flows and we can’t be certain that we won’t underperform in the future, our consistent outperformance in ’09 and ’10 seems to indicate that institutions will be a lot more comfortable with Alliance Bernstein and ultimately find the equity product attractive to continue to allocate capital to.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

Bill Katz:
OK, thank you.  The second question I have just comes back to margins and this may be not fully fair, because I’m looking more – if you look on this little last five quarter basis, if you look on the adjusted margin, that’s been running in the very low 20% range despite what’s been a very strong market backdrop in your discussion on the fee rates, or the going up despite the attrition. So as you look forward, you know, what’s going to be the catalyst to the margin, if you will?  Is it just market tailwind here?  Because it seems like the mixture is going to continue to be shifting toward fixed income in the short term.  I’m trying to understand how you get a little bit more competitive with the industry on margins.

Peter Kraus:
Bill, I think it’s very simple, our expenses other than compensation are reasonably fixed.  So if we add revenues and we know compensation is a percentage of revenues, the bottom line goes to – the excess goes to the bottom line.  In fact, if you look at the difference between ’09 and 2010, I think as both John and Ed pointed out, it was Ed’s chart specifically that of $140ish million dollars of revenue increase, nearly $101 million went to the bottom line.  That’s what you should continue to see.

So we believe we’ve created a substantial amount of operating leverage in the company and if we continue to perform and if we continue to see volatility in the market drop, and continue to see stock correlations continue to come down. We said a couple of quarters ago that one of the issues that we have is we take a lot of risk in our portfolio, as our clients want us to.  And, when stock correlations are very high, as they were, we didn’t perform.  As the stock correlations came down and as in fact we saw significant value in large cap stocks, we actually have outperformed.  And the portfolios are actually doing exactly what we said they would do.  So if that performance turns into revenues as generally performance does over time, the operating leverage is baked into the company and you’re going to see substantial improvements in those margins.

Bill Katz:	OK, that’s helpful. Thank you for taking my questions.

Operator:	Your next question comes from the line of Cynthia Mayer with Bank of America.

Cynthia Mayer:
Hi, good afternoon.  Can you maybe just talk a little bit about turnover both on the investment management side and just firm wide?  Is this at all a concern for you?  And can you give us a sense of how it compares?  I know there’s always a seasonal aspect, but how it compares this year versus last year?

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

Peter Kraus:
Well, we – if you count the senior personnel turn over in the investment teams, ’09 to ’10, 2010 is drastically lower.  I don’t have a percentage off the top of my head, but drastic would be the adjective that I would use.

I think the turnover in general in the firm, since the middle of 2009 personnel has been lower, and you know we continue to be comfortable with the personnel changes, as few as they are in 2010, that have been made.  The significant thing we announced in the third quarter of 2010 was Sharon taking over as head of equities and that’s been an evolution that we’ve moved to over time and that’s worked out quite well for us as we’ve continued to focus more on producing performance in both our value services and our growth services.

David Steyn:
Can I maybe add to that answer, Cynthia. I’ve been with the firm, this is now my twelfth year.  The heads of equities, heads of fixed income, heads of blend, heads of private clients, head of institutions, and head of retails, every single front line of vision has been at this firm longer than I have.  So with the exception of Peter, I’m the baby of the management team.

Cynthia Mayer:	Great. Thank you. And …

Peter Kraus:	I appreciate David referring to me as a baby because when I look at myself it doesn’t quite come off that way.

Cynthia Mayer:	I apologize if you went over this already, but did you mention whether you expect comp to continue to come in under 50% of revenue net of distribution?

Peter Kraus:
We said in our 10K that we expect compensation to be less than 50%, I think 50% or less and that that is absolutely our intention.  There may be circumstances in which that isn’t the case, but that is absolutely our intention and we have done exactly that.

Cynthia Mayer:	And going forward too.

Peter Kraus:	Yes, that is our intention. That is what we have done and that is our intention going forward.

Cynthia Mayer:	Got it, thank you.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

Peter Kraus:	We feel strongly about that.

Cynthia Mayer:	OK, thanks.

Operator:	Your next question comes form the line of Marc Irizarry with Goldman Sachs.

Marc Irizarry:
Great, thanks.  Peter, can you just talk about the – the response from non U.S. clients to the performance versus U.S. clients particularly on the institutional side and then how are things moving along on the consultant relationship side of the equation?

Peter Kraus:
Well, I’m not sure that I see a great distinction between the reaction to our performance from non U.S. versus U.S. clients as it relates to performance, except for the fact that in some of our non U.S. business, particularly in Asia, it’s dominated by fixed income and emerging market kinds of assets, where our performance, quite frankly, has been very attractive.

You know we tend to be quite open book on performance, as you would expect, and we talk a lot about the services that have been underperforming, and that has been our core activities in global value and our core activities in global growth.  I would hasten to add, however, that Japan value, Australian value, our SMID products, our small cap products, our global thematic product, in particular our global thematic and U.S. thematic growth products, have had outstanding track records and are actually quite well thought of by our clients.  So I think, there’s not much of a distinction, Marc, but I’d say in Asia, given the nature of the assets that the Asian investors hold that they feel slightly better.

You know, I just want to make sure that everybody saw the January flows, because I know when we have bad flows I hear about it, and I just wanted to make sure that when we have better bad flows that it’s clear.   The net flows were $1.4 billion.  And that’s a far cry from what we experienced in December alone.  And I think again that harkens back to this performance story that we’re trying to get you all to focus on that we believe in, and that’s the reason why I mentioned that.

On the consultant side, Marc, look, I think the consultants have been both supportive and thorough in their discussions with us.  We continue to have, in my judgment, very strong relationships with the consultants.  I personally see all of the major consultants all over the world.  We have active dialogue with them about not only the core services, but some of the newer things that we’re doing, whether that’s DAA or the hedge funds or alternatives or unique activities that they’re trying to source for their clients.  We continue to be, I think, a research driven thought leader for them and participate in many of their seminars with their clients and provide an awful lot of good research and detailed thinking for them.  So I think relationship-wise, strong.  I think thorough, diligent, constant communication is strong; improving on performance.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

Marc Irizarry:	OK, great. Thanks.

Avi Sharon:	Ashley I think we have time for about one more question, it’s almost 6:00.

Operator:	OK, you do have a follow up question from the line of Robert Lee with KBW.

Robert Lee:
Thank you again for taking the follow up.  I guess one of my – I was just curious, I was sticking with the DC business I guess.  The – I guess you call it the SRS on the insurance or annuity product. I’m just curious how does Alliance get paid on that? Or is it really just a service you provide in combination with other things?  I’m just kind of curious how you would actually get paid on that?

David Steyn:
Sure.  Conceptually we get paid on SRS exactly the same way as we get paid on CRS.  So we are being paid for the platform, if you want to put it that way, for the target, the glide path, the asset allocation, and then we get paid for the management of any underlying sleeve.  The insurance companies get paid for the provision of their guarantee for lifetime income.

Peter Kraus:
I think what’s really unique about it, Robert, and you know David alluded to this, but as the world moves from defined benefit to defined contribution, participants in the defined contribution world are, to use the short hand, short to big risks.  They’re short crash risk and they’re short longevity risk.  So if they live longer than they expect, or they live through another 2008, they are the only providers of insurance against that.  And so what the SRS program does for individual participants is actually provide insurance against those risks.  And that’s a key deal.  Because without that, frankly, they haven’t got any coverage.

And so we think that this a particularly valuable product to individuals.  It is addressing risks they can’t otherwise address and we think, actually from a social policy point of view, it’s actually quite an important development in the world of retirement savings.

ALLIANCEBERNSTEIN
Moderator: Avi Sharon
02-10-11/5:00 p.m. ET
Confirmation # 35941717

Robert Lee:
I’m sorry, just one follow up.  I know you know some competitors have had different variations I guess for that.  I mean I think BGI had something they came out with a year ago which hasn’t had much uptake, my understanding.  If you could maybe compare and contrast the two or some of the other things that are out there, why this should have more uptake?

Peter Kraus:
Yes, I mean you’re a student of this so you’ll know this immediately, but the really big difference is that our program is a multiple insurance program.  And from a fiduciary point of view, it’s extremely attractive for sponsors to be able to offer to their employee base a product that has multiple insurers and not just one insurer.

And that is the key and most important difference.

Robert Lee:	OK, great. Thanks for taking my follow up.

Avi Sharon:	Ashley?

Operator:	Thanks you everyone for participating in our conference call. Please feel free to contact investor relations with any further questions. Have a great day.

Avi Sharon:	Thanks, everyone.

END